    As filed with the Securities and Exchange Commission on March 15, 1996.

                                                       Registration File No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------


                                KLEINERT'S, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Pennsylvania                                           13-0921860
-------------------------------                            ------------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)


                           120 West Germantown Avenue
                      Plymouth Meeting, Pennsylvania 19462
                                 (610) 828-7261
        -----------------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)


                                Joseph J. Connors
                            Executive Vice President
                           120 West Germantown Avenue
                      Plymouth Meeting, Pennsylvania 19462
                                 (610) 828-7261
            --------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)



                                    Copy to:
                             Steven N. Haas, Esquire
                               Cozen and O'Connor
                               1900 Market Street
                             Philadelphia, PA 19103
                                 (215) 665-2000

                  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]


                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                         CALCULATION OF REGISTRATION FEE



===============================================================================================================================
                                                  Proposed                Proposed
Title of                                          maximum                 maximum
securities                Amount                  offering                aggregate               Amount of
to be                     to be                   price per               offering                registration
registered                registered              share (1)               price (1)               fee
-------------------------------------------------------------------------------------------------------------------------------
Common
Stock, par
value
$1.00 per
share                     150,000                 $17.00                  $2,550,000              $880.00
===============================================================================================================================



(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) of the Securities Act of 1933.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED MARCH 15, 1996

PROSPECTUS

                                KLEINERT'S, INC.

                                 150,000 Shares

                                  COMMON STOCK

                  This Prospectus relates to 150,000 shares of Common Stock, par value $1.00 per share ("Shares"), of Kleinert's, Inc., a Pennsylvania corporation (the "Company"), beneficially owned by Martin Whitman (the "Selling Shareholder"). The Shares constitute all of the Common Stock of the Company owned by the Selling Shareholder and represent approximately 4.5% of the issued and outstanding Common Stock of the Company. The Shares are being registered to permit their possible sale, pledge or placement as collateral with lending or brokerage institutions. The Shares may be sold from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors of the Selling Shareholder, in each case either on the open market or through privately negotiated transactions. The Company will not receive any of the proceeds from the sale of the Shares.

                  On March 13, 1996, the closing sale price of the Common Stock, as reported on the NADSAQ National Market System under the symbol "KLRT," was $17.25.

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------


                 The date of this Prospectus is March 15, 1996.

                  No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholder. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                         -------------------------------


                                TABLE OF CONTENTS

                                                             Page

Available Information                                          3

Incorporation of Certain Documents by Reference                3

The Company                                                    4

Plan of Distribution                                           4

Legal Matters                                                  5

Experts                                                        5

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400,
Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The  following   documents  filed  by  the  Company  with  the
Commission  pursuant to the Exchange Act are  incorporated  by reference in this
Prospectus:

                  (1) The Annual Report of the Company on Form 10-K for the fiscal year ended December 2, 1995.

                  (2) The description of the Common Stock which is contained in the Company's Registration Statement on Form 8-A, and filed with the Commission by the Company to register the Common Stock under the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

                  All  documents  filed by the  Company  pursuant to Sections 13
(a), 14 or 15 (d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereby of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

                  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in the information contained in this Prospectus). Such requests for copies should be directed to Corporate Secretary, Kleinert's, Inc., 120 West Germantown Pike, Plymouth Meeting, Pennsylvania, 19462 (telephone:
610-828-7261).

                                   THE COMPANY

                  Kleinert's, Inc. (together with its subsidiaries, "Kleinert's" or the "Company") is engaged in the design, manufacture and sale of infants' and children's sleepwear and playwear and children's t-shirts. The Company also manufactures, distributes and sells certain items of personal apparel. In February, 1993, the Company declared its textile division, Scott Mills, a discontinued operation, and in July, 1993, the Company decided to spin-off the Scott Mills division to its shareholders. In November, 1993, the Company contributed substantially all of its textile division's assets, subject to substantially all of its liabilities, to Scott Mills, Inc., a newly formed corporation, for all of the outstanding shares of the corporation and the Board of Directors of the Company declared a distribution of one share of Scott Mills, Inc. common stock for every one share of the Company's common stock payable to the shareholders of record of the Company's common stock at the close of business on the record date, November 27, 1993. This tax free distribution occurred on March 15, 1994 and resulted in 100% of the outstanding shares of Scott Mills, Inc. common stock being distributed to the Company's shareholders.

                  The Company was founded in 1869 under the name of I.B. Kleinert Rubber Company and was reincorporated in Pennsylvania under its current name in 1970. The Company's principal executive offices are located at 120 West Germantown Pike, Plymouth Meeting, Pennsylvania, 19462 and its telephone number is (610) 828-7261.

                              PLAN OF DISTRIBUTION

                  All of the Shares being registered hereby are currently owned beneficially and of record by the Selling Shareholder. During the past three years, the Selling Shareholder has not been an officer or director of, and has not had any material relationship with, the Company.

                  The Shares are being registered to permit their sale, pledge or placement as collateral with lending or brokerage institutions. The Selling Shareholder, or his pledgees, donees, transferees or other successors, may sell the Shares from time to time in one or more transactions (which may involve block transactions) in the public securities markets, in privately negotiated transactions or a combination of such methods of sale. Such transactions may be effected by the Selling Shareholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholder may effect such transactions by selling his Shares directly to purchasers or to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholder and may receive commissions from the purchasers of Shares for whom they may act as agents (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Shareholder, any broker or dealer selling Shares for the Selling Shareholder or purchasing such Shares from the Selling Shareholder for purposes of resale may be deemed to be an "underwriter" under the Securities Act, and any compensation received by any such broker or dealer may be deemed underwriting discounts and commissions under the Exchange Act. Neither the Company nor the Selling Shareholder can presently estimate the amount of such compensation, which is to be paid by the Selling Shareholder. None of the proceeds arising from the sale of the Shares will be paid to or otherwise received by the Company.

                                  LEGAL MATTERS

                  The legality of the Shares offered hereby will be passed upon for the Company by Cozen and O'Connor, Philadelphia, Pennsylvania.

                                     EXPERTS

                  The consolidated financial statements of Kleinert's, Inc. at December 2, 1995, and for each of the two years then ended, incorporated by reference into the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, and at November 27, 1993, and for the year ended November 27, 1993, by Price Waterhouse LLP, independent auditors, as set forth in their respective reports thereon, also incorporated by reference, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

                  Expenses in connection with the offering, all of which shall be paid by the Company, are as follows:

Securities and Exchange Commission
  registration fee . . . . . . . . . . . . . . . . . .      $  880.00
Legal fees and expenses. . . . . . . . . . . . . . . .      $1,500.00*
Independent Auditors' fees and expenses. . . . . . . .      $1,500.00*
Miscellaneous expenses . . . . . . . . . . . . . . . .      $  620.00*
                                                            ---------
                  Total.. . . . . . . . . . . . . . .       $4,500.00*

----------------------------------
*Estimated


Item 15. Indemnification of Directors and Officers.

                  For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he may incur in his capacity as such, reference is made to Sections 1941 et seq. of the Pennsylvania Business Corporation Law of 1988 (incorporated by reference to Item 28 of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 29, 1981, File No. 2-72990) and Article VII of the Company's By-Laws (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 1992).

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification may be against public policy as expressed in a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company or such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

                  The following exhibits are filed as a part of the Registration
Statement:

                  4. Specimen Stock Certificate (incorporated by reference to Exhibit 4 of Amendment No. 2 to the Company's
Registration Statement on Form S-1, File No. 2-72290, filed with the Securities and Exchange Commission on July 29, 1981).

                  5.       Opinion of Cozen and O'Connor re: legality.

                  23.      (a)      Consent of Cozen and O'Connor (included in
                                    Exhibit 5).

                           (b)      Consent of Price Waterhouse LLP.

                           (c)      Consent of Ernst & Young LLP.

                  25. Power of Attorney (included in Part II of the Registration Statement).

Item 17. Undertakings.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the Prospectus any facts or
events arising after the effective date of the Registration
Statement (or the most recent post-effective amendment. thereof) which, individually or in the aggregate, represents a fundamental change in the Statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, Kleinert's, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plymouth Meeting, Pennsylvania, on March 14, 1996.

                                          KLEINERT'S, INC.

                                          By: /s/ Joseph J. Connors
                                             -----------------------------
                                             Joseph J. Connors
                                             Executive Vice President
                                             (Principal Accounting and
                                             Financial Officer)


                    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack Brier and Joseph Connors, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection herewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                              Title                       Date
---------                              -----                       ----
/s/ Jack Brier                Director, Chairman
------------------------      (Principal Executive            March 14, 1996
Jack Brier                    Officer)




/s/ Kenneth L. Brier          Director                        March 14, 1996
------------------------
Kenneth L. Brier


/s/ Joseph J. Connors         Executive Vice President
------------------------      (Principal Accounting and
Joseph J. Connors             Financial Officer)             March 14, 1996


/s/ William Forman            Director                       March 14, 1996
------------------------
William Forman


/s/ Nathan Greenberg          Director                       March 14, 1996
------------------------
Nathan Greenberg


/s/ Marvin Grossman           Director                       March 14, 1996
------------------------
Marvin Grossman


/s/ E. Gerald Riesenbach      Director                       March 14, 1996
------------------------
E. Gerald Riesenbach

                              Director                       March __, 1996
------------------------
Jay B. Andrews

------------------------      Director                       March __, 1996
Bernhardt Denmark

                                  EXHIBIT INDEX

                  The following is an index to all exhibits filed with the Registration Statement other than those previously filed:

Exhibit
Number                Description                                 Page
-------               -----------                                 ----

5                     Opinion of Cozen and O'Connor
                      re: legality

23(b)                 Consent of Price Waterhouse LLP


23(c)                 Consent of Ernst & Young LLP